Exhibit 99.1

Sunrun Reports Second Quarter 2025 Financial Results

Aggregate Subscriber Value of $1.6 billion in Q2, 40% growth year-over-year

Contracted Net Value Creation of $376 million, or $1.64 per share, 316% growth year-over-year

Net change in cash and restricted cash of $33 million and Cash Generation1 of $27 million in Q2, the fifth consecutive quarter of positive Cash Generation

Reiterating Cash Generation guidance of $200 million to $500 million in 2025

SAN FRANCISCO, August 6, 2025 -- Sunrun (Nasdaq: RUN), America’s largest provider of residential battery storage, solar, and home-to-grid power plants, today announced financial results for the quarter ended June 30, 2025.

“We are delivering the best product and experience for customers, underwriting volumes with strong unit margins, driving cost and efficiency improvements, and growing our generation capabilities as the nation’s largest distributed power plant operator, hitting records this summer in providing energy capacity for the grid. This focus resulted in Sunrun setting a new record in the second quarter for Contracted Net Value Creation as we achieved an all time high 70% storage attachment rate. Not only is Sunrun providing Americans with the reliable and affordable energy they need to power their lives, we are scaling our generation business, and helping to stabilize the electricity grid while we do it,” said Mary Powell, Sunrun’s Chief Executive Officer. “Sunrun is the largest home-to-grid distributed power plant operator in the country, providing critical utility-scale grid services. Just last month our home-to-grid resources were dispatched to avoid rolling blackouts as traditional power plants failed and demand for electricity was peaking.”

“We delivered our fifth consecutive quarter of positive Cash Generation and are reiterating our Cash Generation outlook for 2025,” said Danny Abajian, Sunrun’s Chief Financial Officer. “Our actions to drive cost efficiencies and value optimization resulted in the strongest Upfront Net Subscriber Value the company has ever reported, expanding our margins by seventeen percentage points compared to the prior year. In addition to growing origination volumes with significantly higher value storage customers, we have reduced Creation Costs by 4% from last year, with improvements in our installation, sales and overhead costs exceeding 10%, and more than offsetting higher equipment costs driven by the higher storage attachment rate.”

Second Quarter Updates
•Storage Attachment Rate Reaches 70%: Customer Additions with storage grew 50% during the quarter compared to the prior-year period. Storage Attachment Rate reached 70% in Q2, up from 54% in the prior-year period. Sunrun has installed more than 195,000 solar and storage systems, representing over 3.2 Gigawatt hours of Networked Storage Capacity.
•Continued Strong Capital Markets Execution: In July 2025, Sunrun priced its third securitization transaction of 2025 in which we refinanced a seasoned pool of residential solar systems. The $431 million securitization priced at a yield of 6.37%, in-line with the yield of our prior securitization in March. The weighted average spread of the notes was 240 basis points, which is approximately 15 basis points higher than our securitization in March. The higher spread followed overall market movements in credit spreads for similarly rated credit. Inclusive of this transaction, Sunrun has issued approximately $1.4 billion in asset-backed securitizations thus far in 2025.
•Paying Down Recourse Debt: We continue to pay down parent recourse debt. During the second quarter, we repaid $21 million of recourse debt, reducing our borrowings under our Working Capital Facility. Since March 31, 2024 we have paid down recourse debt by $235 million, by repurchasing our 2026 Convertible Notes and reducing borrowings under our recourse Working Capital Facility. We have also increased our unrestricted cash balance by $131 million and grown Net Earning Assets by $2.4 billion over this time period. We expect to pay down our recourse debt by $100 million or more in 2025. Aside from the $5.5 million outstanding of our 2026 Convertible Notes, we have no recourse debt maturities until March 2027.
•Sunrun and Tesla Electric Partner to Provide Home Energy Plan for Texans: The Tesla Electric + Sunrun Flex plan is exclusively available for Sunrun Flex customers in Texas. With this new home energy plan, Tesla Electric offers a low, fixed electricity rate and competitive sellback rates for excess solar energy sent back to the grid.

Combined with abundant solar production from Sunrun Flex and seamless battery management, customers get maximum value, advanced outage protection, and greater peace of mind.
•Improving grid stability with home-to-grid dispatchable power plants: Sunrun has now activated more than 130,000 home batteries to support America’s grid this summer, representing a total dispatchable capacity of 650 megawatts of peak power – enough to power 480,000 homes. Sunrun’s dispatchable power plants have already provided hundreds of megawatts of peak power to the grid in several states this summer, improving reliability and helping avoid blackouts. This includes a single day dispatch event during a prolonged heat wave during June in which the company’s fleet of home batteries dispatched more than 340 megawatts of peak power to support grids across California, New York, Massachusetts and Puerto Rico. Further, Sunrun began a series of anticipated dispatches during July in Puerto Rico from over 37,000 home batteries, helping the island overcome significant generation shortages and preventing blackouts across multiple evenings.

Key Operating Metrics

In the second quarter of 2025, Subscriber Additions were 28,823, a 15% increase compared to the second quarter of 2024. As of June 30, 2025, Sunrun had 941,701 Subscribers. Subscribers as of June 30, 2025 grew 14% compared to June 30, 2024.

Storage Capacity Installed was 392 megawatt hours in the second quarter of 2025, a 48% increase from the second quarter of 2024. Solar Capacity Installed was 227 megawatts, an 18% increase from the second quarter of 2024.

Subscriber Value was $53,891 in the second quarter of 2025, a 22% increase compared to the second quarter of 2024. Contracted Subscriber Value was $49,919 in the second quarter of 2025, a 19% increase compared to the second quarter of 2024. Subscriber Value figures for the second quarter of 2025 reflect a 7.4% discount rate based on observed project-level capital costs, compared to 7.5% in the prior year period. Subscriber Value reflects an average Investment Tax Credit of 42.6% in the second quarter of 2025 compared to 35.2% in the prior year period. Storage Attachment Rate was 70% in the second quarter of 2025 compared to 54% in the prior year period.

Creation Costs per Subscriber Addition were $36,887 in the second quarter of 2025, a 4% decrease compared to the second quarter of 2024.

Net Subscriber Value was $17,004 in the second quarter of 2025, a 182% increase compared to $6,033 in the second quarter of 2024. Contracted Net Subscriber Value was $13,032 in the second quarter of 2025, a 261% increase compared to $3,614 in the second quarter of 2024.

Aggregate Subscriber Value was $1.6 billion in the second quarter of 2025, a 40% increase compared to the second quarter of 2024. Total Operating Expenses were $682 million in the second quarter of 2025; Aggregate Creation Costs1 were $1.1 billion in the second quarter of 2025, a 11% increase compared to the second quarter of 2024. Contracted Net Value Creation was $376 million in the second quarter of 2025, an increase of 316% compared to the second quarter of 2024, and representing $1.64 per weighted average basic share outstanding in the period.

Cash Generation was $27 million in the second quarter of 2025. This result represents the fifth consecutive quarter of positive Cash Generation.

Contracted Net Earning Assets were $3.0 billion, or $13.03 per share, which included $1.0 billion in Total Cash, as of June 30, 2025.

Outlook

Aggregate Subscriber Value is expected to be in a range of $1.5 billion to $1.6 billion in the third quarter of 2025, representing 8% growth compared to the third quarter of 2024 at the midpoint.

Contracted Net Value Creation is expected to be in a range of $275 million to $375 million in the third quarter of 2025, representing 58% growth compared to the third quarter of 2024 at the midpoint.

Cash Generation is expected to be in a range of $50 million to $100 million in the third quarter of 2025.

For the full-year 2025, Aggregate Subscriber Value is expected to be in a range of $5.7 billion to $6.0 billion, unchanged from the prior outlook, representing 14% growth compared to the full-year 2024 at the midpoint.

Contracted Net Value Creation is now expected to be in a range of $1.0 billion to $1.3 billion for the full-year 2025, an increase from the prior guidance range of $650 million to $850 million, and representing 67% growth compared to full-year 2024 at the midpoint. The higher revised range is driven by the company's margin focus leading to increased cost efficiencies and value optimization.

Cash Generation is expected to be in a range of $200 million to $500 million for the full-year 2025, unchanged from the company’s prior guidance.

Second Quarter 2025 GAAP Results

Total revenue was $569.3 million in the second quarter of 2025, up $45.5 million, or 9%, from the second quarter of 2024. Customer agreements and incentives revenue was $458.0 million, an increase of $70.2 million, or 18%, compared to the second quarter of 2024. Solar energy systems and product sales revenue was $111.3 million, a decrease of $24.7 million, or 18%, compared to the second quarter of 2024.

Total cost of revenue was $449.5 million, an increase of 5% year-over-year. Total operating expenses were $681.6 million, an increase of 5% year-over-year.

Net income attributable to common stockholders was $279.8 million, or $1.22 per basic share and $1.07 per diluted share, in the second quarter of 2025.

Conference Call Information

Sunrun is hosting a conference call for analysts and investors to discuss its second quarter 2025 results and business outlook at 1:30 p.m. Pacific Time today, August 6, 2025. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing (877) 407-5989 (toll free) or (201) 689-8434 (toll). An audio replay will be available following the call on the Sunrun Investor Relations website for approximately one month.

Footnotes

(1) Cash Generation and Aggregate Creation Costs are non-GAAP financial measures. See “Non-GAAP Financial Measures” below for a discussion of these measures and reconciliations to the most directly comparable GAAP measures.

About Sunrun

Sunrun Inc. (Nasdaq: RUN) is America’s largest provider of residential battery storage, solar, and home-to-grid power plants. As the pioneer of home energy systems offered through a no-upfront-cost subscription model, Sunrun empowers customers nationwide with greater energy control, security, and independence. Sunrun supports the grid by providing on-demand dispatchable power that helps prevent blackouts and lower energy costs. Learn more at www.sunrun.com.

Forward Looking Statements

This communication contains forward-looking statements related to Sunrun (the “Company”) within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements related to: the Company’s financial and operating guidance and expectations; the Company’s business plan, trajectory, expectations, market leadership, competitive advantages, operational and financial results and metrics (and the assumptions related to the calculation of such metrics); the Company’s momentum in its business strategies including expectations regarding market share, total addressable market, growth in certain geographies, customer value proposition, market penetration, growth of certain divisions, financing activities, financing capacity, product mix, and ability to manage cash flow and liquidity; the Company’s introduction of new products, including Sunrun Flex; the growth of the solar industry; the Company’s financing activities and expectations to refinance, amend, and/or extend any financing facilities; trends or potential trends within the solar industry, our business, customer base, and market; the Company’s ability to derive value from the anticipated benefits of partnerships, new technologies, and pilot programs, including contract renewal and repowering programs; anticipated demand, market acceptance, and market adoption of the Company’s offerings, including new products, services, and technologies; the Company’s strategy to be a margin-focused, multi-product, customer-oriented Company; the ability to increase margins based on a shift in product focus; expectations regarding the growth of home electrification, electric vehicles, home-to-grid distributed power plants, and distributed energy resources; the Company’s ability to manage suppliers, inventory, and workforce; supply chains and regulatory impacts affecting supply chains including reliance on specific countries for critical components; the Company’s leadership team and talent development; the legislative and regulatory environment of the solar industry and the potential impacts of proposed, amended, and newly adopted legislation and regulation on the solar industry and our business, including federal and state-level solar incentive programs (such as the One Big Beautiful Bill Act and Investment Tax Credit), net metering policies, and utility rate structures; the ongoing expectations regarding the Company’s storage and energy services businesses and anticipated emissions reductions due to utilization of the Company’s solar energy systems; and factors outside of the Company’s control such as macroeconomic trends, bank failures, public health emergencies, natural disasters, acts of war, terrorism, geopolitical conflict, or armed conflict / invasion, and the impacts of climate change. These statements are not guarantees of future performance; they reflect the Company’s current views with respect to future events and are based on assumptions and estimates and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. The risks and uncertainties that could cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include: the Company’s continued ability to manage costs and compete effectively; the availability of additional financing on acceptable terms; worldwide economic conditions, including slow or negative growth rates and inflation; volatile or rising interest rates; changes in policies and regulations, including net metering, interconnection limits, and fixed fees, or caps and licensing restrictions and the impact of these changes on the solar industry and our business; the Company’s ability to attract and retain the Company’s business partners; supply chain risks, including restrictions on components and materials sourced from designated foreign entities of concern and our reliance on specific countries for critical components, tariff and trade policy impacts, and raw material availability for solar panels and batteries; realizing the anticipated benefits of past or future investments, partnerships, strategic transactions, or acquisitions, and integrating those acquisitions; the Company’s leadership team and ability to attract and retain key employees; changes in the retail prices of traditional utility generated electricity; the availability of rebates, tax credits and other incentives; the availability of solar panels, batteries, and other components and raw materials; the Company’s business plan and the Company’s ability to effectively manage the Company’s growth and labor constraints; the Company’s ability to meet the covenants in the Company’s investment funds and debt facilities; factors impacting the home electrification and solar industry generally, and such other risks and uncertainties identified in the reports that we file with the U.S. Securities and Exchange Commission from time to time. All forward-looking statements used herein are based on information available to us as of the date hereof, and we assume no obligation to update publicly these forward-looking statements for any reason, except as required by law.

Citations to industry and market statistics used herein may be found in our Investor Presentation, available via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com.

Consolidated Balance Sheets
(In Thousands)

	June 30, 2025	December 31, 2024

Assets
Current assets:
Cash	$618,057	$574,956
Restricted cash	393,872	372,312
Accounts receivable, net	186,525	170,706
Inventories	491,150	402,083
Prepaid expenses and other current assets	96,207	202,579
Total current assets	1,785,811	1,722,636
Restricted cash	148	148
Solar energy systems, net	16,063,482	15,032,115
Property and equipment, net	98,298	121,239
Other assets	3,282,396	3,021,746
Total assets	$21,230,135	$19,897,884
Liabilities and total equity
Current liabilities:
Accounts payable	$279,775	$354,214
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	40,719	41,464
Accrued expenses and other liabilities	490,637	543,752
Deferred revenue, current portion	145,215	129,442
Deferred grants, current portion	8,283	7,900
Finance lease obligations, current portion	25,482	26,045
Non-recourse debt, current portion	278,531	231,665
Total current liabilities	1,268,642	1,334,482
Deferred revenue, net of current portion	1,280,557	1,208,905
Deferred grants, net of current portion	190,531	196,535
Finance lease obligations, net of current portion	50,736	66,139
Convertible senior notes	472,724	479,420
Line of credit	336,522	384,226
Non-recourse debt, net of current portion	12,945,532	11,806,181
Other liabilities	167,611	119,846
Deferred tax liabilities	71,058	137,940
Total liabilities	16,783,913	15,733,674
Redeemable noncontrolling interests	715,585	624,159
Total stockholders’ equity	2,926,727	2,554,207
Noncontrolling interests	803,910	985,844
Total equity	3,730,637	3,540,051
Total liabilities, redeemable noncontrolling interests and total equity	$21,230,135	$19,897,884

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue:
Customer agreements and incentives	$458,000	$387,825	$860,920	$710,792
Solar energy systems and product sales	111,336	136,041	212,687	271,262
Total revenue	569,336	523,866	1,073,607	982,054
Operating expenses:
Cost of customer agreements and incentives	345,376	298,665	654,005	568,199
Cost of solar energy systems and product sales	104,144	130,120	200,942	286,279
Sales and marketing	152,459	151,657	298,449	303,921
Research and development	8,063	10,243	18,042	22,330
General and administrative	71,543	61,229	129,306	112,495
Total operating expenses	681,585	651,914	1,300,744	1,293,224
Loss from operations	(112,249)	(128,048)	(227,137)	(311,170)
Interest expense, net	(247,137)	(207,207)	(474,571)	(399,366)
Other (expense) income, net	(14,528)	64,378	(59,927)	154,308
Loss before income taxes	(373,914)	(270,877)	(761,635)	(556,228)
Income tax benefit	(94,930)	(10,949)	(205,480)	(13,150)
Net loss	(278,984)	(259,928)	(556,155)	(543,078)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(558,757)	(399,002)	(885,939)	(594,334)
Net income attributable to common stockholders	$279,773	$139,074	$329,784	$51,256
Net income per share attributable to common stockholders
Basic	$1.22	$0.63	$1.45	$0.23
Diluted	$1.07	$0.55	$1.28	$0.23
Weighted average shares used to compute net income per share attributable to common stockholders
Basic	229,167	222,474	227,794	221,178
Diluted	261,152	255,107	259,539	244,755

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating activities:
Net loss	$(278,984)	$(259,928)	$(556,155)	$(543,078)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization, net of amortization of deferred grants	189,713	152,485	359,603	303,005
Deferred income taxes	(96,103)	(10,948)	(206,653)	(13,150)
Stock-based compensation expense	25,024	28,095	50,029	56,964
Interest on pass-through financing obligations	—	4,081	—	8,837
Reduction in pass-through financing obligations	—	(9,853)	—	(19,188)
Unrealized loss (gain) on derivatives	17,555	(16,456)	62,625	(71,559)
Other noncash items	77,307	25,184	138,806	39,823
Changes in operating assets and liabilities:
Accounts receivable	(20,233)	(12,231)	(27,139)	(13,602)
Inventories	(76,748)	58,868	(89,066)	106,621
Prepaid expenses and other assets	(208,568)	(134,946)	(254,329)	(270,624)
Accounts payable	51,982	(68,479)	36,364	(8,838)
Accrued expenses and other liabilities	(26,927)	4,304	983	7,699
Deferred revenue	53,323	31,279	88,067	65,452
Net cash used in operating activities	(292,659)	(208,545)	(396,865)	(351,638)
Investing activities:
Payments for the costs of solar energy systems	(691,978)	(604,531)	(1,346,780)	(1,143,506)
Purchases of property and equipment, net	(843)	(4,274)	(1,062)	(743)
Net cash used in investing activities	(692,821)	(608,805)	(1,347,842)	(1,144,249)
Financing activities:
Proceeds from state tax credits, net of recapture	9,668	5,203	9,668	5,203
Proceeds from trade receivable financing	71,323	—	71,323	—
Repayment of trade receivable financing	(99,519)	—	(124,261)	—
Proceeds from line of credit	1,862	3,927	150,686	143,732
Repayment of line of credit	(23,833)	—	(198,390)	(292,305)
Proceeds from issuance of convertible senior notes, net of capped call transaction	—	—	—	444,822
Repurchase of convertible senior notes	—	(10,069)	(2,124)	(183,784)
Proceeds from issuance of non-recourse debt	527,800	1,845,150	2,048,429	2,615,256
Repayment of non-recourse debt	(75,266)	(1,022,193)	(913,749)	(1,453,725)
Payment of debt fees	(240)	(35,245)	(28,258)	(83,024)
Proceeds from pass-through financing and other obligations, net	—	1,795	—	3,603
Early repayment of pass-through financing obligation	—	(220,288)	—	(240,288)
Payment of finance lease obligations	(6,303)	(7,019)	(12,786)	(13,751)
Contributions received from noncontrolling interests and redeemable noncontrolling interests	679,384	631,580	935,284	795,917
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(58,547)	(107,569)	(118,800)	(182,403)
Acquisition of noncontrolling interests	(16,219)	(18,774)	(16,219)	(19,933)
Proceeds from transfer of investment tax credits	236,098	227,691	860,874	334,220
Payments to redeemable noncontrolling interests and noncontrolling interests of investment tax credits	(236,098)	(227,691)	(860,874)	(334,220)
Net proceeds related to stock-based award activities	8,544	9,921	8,565	10,977
Net cash provided by financing activities	1,018,654	1,076,419	1,809,368	1,550,297
Net change in cash and restricted cash	33,174	259,069	64,661	54,410
Cash and restricted cash, beginning of period	978,903	783,179	947,416	987,838
Cash and restricted cash, end of period	$1,012,077	$1,042,248	$1,012,077	$1,042,248

Non-GAAP Financial Measures

This press release includes the Company’s non-GAAP financial measures: Aggregate Creation Costs and Cash Generation. The Company utilizes these non-GAAP measures to analyze the Company’s performance and for internal planning and forecasting purposes. These non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s financial results as reported under GAAP. Additionally, these non-GAAP measures may not be comparable to similarly titled measures presented by other companies, thus reducing their usefulness. Accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures. The Company is not able to provide reconciliations of certain forward-looking financial measures to comparable GAAP measures because certain items required for such reconciliations are outside of the Company's control and/or cannot be reasonably predicted without unreasonable effort. The Company encourages investors to review our GAAP financial measures and to not rely on any single financial measure to evaluate our business.

Aggregate Creation Costs is a Non-GAAP measure that management utilizes to assess the operating performance of our ongoing operations associated with the origination and installation of solar and storage systems. Aggregate Creation Costs represent total operating expenses, adjusted for certain items consistent with management’s use as a performance measure, and capital expenditures. The adjusting items are detailed in the Reconciliation of Total Operating Expenses to Aggregate Creation Costs table below. The Company believes that Aggregate Creation Costs, when viewed together with the corresponding GAAP financial measure, provides meaningful information to our investors by measuring our operating performance with respect to costs associated with the origination and installation of storage and solar systems. When evaluating performance, investors should consider Aggregate Creation Costs in addition to, though not as a substitute for, the Company’s financial results as reported under GAAP, including total operating expenses.

Reconciliation of Total Operating Expenses to Aggregate Creation Costs		2Q24	3Q24	4Q24	1Q25	2Q25
$ millions, unless otherwise noted
Total operating expenses		$652	$665	$3,775	$619	$682
(-)	Fleet servicing costs in COGS	$(73)	$(73)	$(65)	$(60)	$(61)
(-)	Depreciation & Amortization	$(152)	$(156)	$(162)	$(170)	$(190)
(-)	Non-cash impairment of solar energy systems, net	$(16)	$(21)	$(4)	$(11)	$(21)
(-)	Cost of solar energy systems and product sales	$(130)	$(125)	$(128)	$(97)	$(104)
(-)	Gross profit from System & Product Sales (contra cost)	$(6)	$(6)	$(2)	$(5)	$(7)
(-)	Amortization of CTOC (sales commissions) in S&M expense	$(17)	$(21)	$(21)	$(22)	$(23)
(+)	Additions to capitalized CTOC (sales commissions)	$126	$146	$138	$110	$126
(-)	Non-cash stock based compensation expense	$(28)	$(27)	$(29)	$(25)	$(25)
(-)	Goodwill impairment	$0	$0	$(3,122)	$0	$0
(-)	Amortization of intangible assets	$0	$0	$0	$0	$0
(-)	Other adjustments (e.g., restructuring)	$(7)	$(1)	$(3)	$(5)	$(6)
(+)	CapEx for solar energy systems	$605	$764	$792	$655	$692
(+)	CapEx for corporate property & equipment	$4	$0	$1	$0	$1
Aggregate Creation Costs		$956	$1,146	$1,169	$991	$1,063

Cash Generation is a Non-GAAP measure that management utilizes to assess the Company’s financial performance as it relates to raising capital from non-recourse capital sources relative to the cost of originating new customers, working capital management, and other cash flows associated with Sunrun's business activities. Cash Generation represents the net change in cash and restricted cash less change in restricted cash and adjusting for certain items consistent with management’s use as a performance measure. The adjusting items are detailed in the Reconciliation of Net Change in Cash and Restricted Cash to Cash Generation below. The Company believes that Cash Generation, when viewed together with the corresponding GAAP financial measure, provides meaningful information to our investors by measuring our financial performance with respect to our ability to raise capital and effectively balance working capital requirements associated with our ongoing operations associated with the origination and installation of solar and storage systems. The Company uses Cash Generation as one of the performance metrics in its executive incentive compensation plan, underscoring management's focus on delivering sustainable cash flow while continuing to grow the business. When evaluating performance, investors should consider Cash Generation in addition to, though not as a substitute for, the Company’s financial results as reported under GAAP, including net change in cash and restricted cash.

Reconciliation of Net Change in Cash and Restricted Cash to Cash Generation		2Q24	3Q24	4Q24	1Q25	2Q25
$ millions, unless otherwise noted
Net change in cash and restricted cash		$259	$(32)	$(63)	$31	$33
(-)	Change in restricted cash	$(39)	$(142)	$104	$(2)	$(20)
(+)	End of period consolidated restricted cash balance pertaining to 2026 convertible note balance outstanding	$0	$133	$8	$5	$5
(-)	End of prior period consolidated restricted cash balance pertaining to 2026 convertible note balance outstanding	$0	$0	$(133)	$(8)	$(5)
(-)	Net proceeds (or plus net repayments) from all recourse debt (inclusive of convertible debt)	$6	$44	$126	$28	$22
(-)	Primary equity issuances (or plus any stock buybacks or dividends paid to common stockholders)	$0	$0	$0	$0	$0
(-)	Net proceeds derived from employee stock award activities	$(10)	$(1)	$(7)	$0	$(9)
(+)	Equity investments in non-consolidated external businesses (or less dividends or distributions received in connection with such equity investments)	$0	$0	$0	$0	$0
(-)	Net proceeds from long-term asset or business divestitures	$0	$0	$0	$0	$0
Cash Generation		$217	$2	$34	$56	$27

Key Operating and Financial Metrics

The following operating metrics are used by management to evaluate the performance of the business. Management believes these metrics, when taken together with other information contained in our filings with the SEC and within this press release, provide investors with helpful information to determine the economic performance of the business activities in a period that would otherwise not be observable from historic GAAP measures. Management believes that it is helpful to investors to evaluate the present value of cash flows expected from subscribers over the full expected relationship with such subscribers (“Subscriber Value”, more fully defined in the definitions appendix below) in comparison to the costs associated with adding these customers, regardless of whether or not the costs are expensed or capitalized in the period (“Creation Cost”, more fully defined in the definitions appendix below). The Company also believes that Subscriber Value, Aggregate Subscriber Value, Creation Costs, Aggregate Creation Costs, Net Subscriber Value, Contracted Net Subscriber Value, Upfront Net Subscriber Value, Net Value Creation, Contracted Net Value Creation, and Upfront Value Creation are useful metrics for investors because they present an unlevered and levered view of all of the costs associated with new customers in a period compared to the expected future cash flows from these customers over a 30-year period, based on contracted pricing terms with its customers, which is not observable in any current or historic GAAP-derived metric. Management believes it is useful for investors to also evaluate the future expected cash flows from all customers that have been deployed through the respective measurement date, less estimated costs to maintain such systems and estimated distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors (“Gross Earning Assets”, more fully defined in the definitions appendix below). The Company also believes Gross Earning Assets is useful for management and investors because it represents the remaining future expected cash flows from existing customers, which is not derivable from a current or historic GAAP-derived measure.

Various assumptions are made when calculating these metrics. Subscriber Value metrics are calculated using a discount rate based on the observed project-level capital costs in the period. Gross Earning Assets utilize a 6% rate to discount future cash flows to the present period. Furthermore, these metrics assume that Subscribers renew after the initial contract period at a rate equal to 90% of the rate in effect at the end of the initial contract term, or purchase their systems at equal values. For Customer Agreements with 25-year initial contract terms, a 5-year renewal period is assumed. For a 20-year initial contract term, a 10-year renewal period is assumed. In all instances, we assume a 30-year customer relationship, although the customer may renew for additional years, or purchase the system. Estimated cost of servicing assets has been deducted and is estimated based on the service agreements underlying each fund.

KEY OPERATING METRICS
Unit Economics in Period	2Q24	3Q24	4Q24	1Q25	2Q25
$ per Subscriber Addition, unless otherwise noted
Subscriber Additions in period	24,984	30,348	30,709	23,692	28,823
Subscriber Value	$44,291	$47,335	$50,998	$52,206	$53,891
Discount rate (observed project-level capital costs)	7.5%	7.1%	7.3%	7.5%	7.4%
Contracted Subscriber Value	$41,872	$44,551	$48,273	$48,727	$49,919
x Advance Rate on Contracted Subscriber Value (estimated)	86.3%	87.2%	85.9%	86.9%	85.3%
= Upfront Proceeds (estimated)	$36,117	$38,869	$41,486	$42,339	$42,598
- Creation Costs	$(38,258)	$(37,756)	$(38,071)	$(41,817)	$(36,887)
= Upfront Net Subscriber Value	$(2,140)	$1,113	$3,415	$523	$5,711
Upfront Net Subscriber Value margin as a % of Contracted Subscriber Value	(5.1)%	2.5%	7.1%	1.1%	11.4%

Aggregate Gross, Net & Upfront Value Creation in Period	2Q24	3Q24	4Q24	1Q25	2Q25
$ millions, unless otherwise noted
Aggregate Subscriber Value	$1,107	$1,437	$1,566	$1,237	$1,553
Aggregate Contracted Subscriber Value	$1,046	$1,352	$1,482	$1,154	$1,439
Aggregate Upfront Proceeds (estimated)	$902	$1,180	$1,274	$1,003	$1,228
Less Aggregate Creation Costs[1]	$(956)	$(1,146)	$(1,169)	$(991)	$(1,063)
Net Value Creation	$151	$291	$397	$246	$490
Contracted Net Value Creation	$90	$206	$313	$164	$376
Upfront Net Value Creation	$(53)	$34	$105	$12	$165
Cash Generation[1]	$217	$2	$34	$56	$27
Net Value Creation per share	$0.68	$1.30	$1.77	$1.09	$2.14
Contracted Net Value Creation per share	$0.41	$0.92	$1.39	$0.72	$1.64
Upfront Net Value Creation per share	$(0.24)	$0.15	$0.47	$0.05	$0.72

Volume Additions in Period	2Q24	3Q24	4Q24	1Q25	2Q25
Storage Capacity Installed (MWhrs)	264.5	336.3	392.0	333.7	391.5
Solar Capacity Installed (MWs)	192.3	229.7	242.4	190.9	227.2
Solar Capacity Installed with Storage (MWs)	94.9	127.0	142.5	126.7	157.7
Solar Capacity Installed without Storage (MWs)	97.4	102.7	100.0	64.2	69.5
Customer Additions	26,687	31,910	32,932	25,428	30,810
Customer Additions with Storage	14,398	18,988	20,405	17,501	21,626
Customer Additions without Storage	12,289	12,922	12,527	7,927	9,184
Storage Attachment Rate	54%	60%	62%	69%	70%
Subscriber Additions (included within Customer Additions)	24,984	30,348	30,709	23,692	28,823
Subscriber Additions as % of Customer Additions	94%	95%	93%	93%	94%

Customer Base Value & Energy Capacity at End of Period	6/30/2024	9/30/2024	12/31/2024	3/31/2025	6/30/2025
Net Earning Assets ($ millions)	$5,675	$6,231	$6,766	$6,825	$7,632
Net Earning Assets per share	$25.42	$27.81	$29.99	$30.02	$33.13
Contracted Net Earning Assets ($ millions)	$2,035	$2,416	$2,723	$2,583	$3,001
Contracted Net Earning Assets per share	$9.11	$10.78	$12.07	$11.36	$13.03
Customers	984,000	1,015,910	1,048,842	1,074,270	1,105,080
Subscribers (included within Customers)	828,129	858,477	889,186	912,878	941,701
Networked Storage Capacity (MWhrs)	1,796	2,133	2,525	2,858	3,250
Networked Solar Capacity (MWs)	7,058	7,288	7,531	7,721	7,949

Basic Shares Outstanding	2Q24	3Q24	4Q24	1Q25	2Q25
Basic shares outstanding at end of period (in millions)	223.3	224.1	225.7	227.3	230.3
Weighted average basic shares outstanding in period (in millions)	222.5	223.7	224.9	226.4	229.2

Figures presented above may not sum due to rounding. In-period per share figures are calculated using the weighted average basic shares outstanding while end of period per share figures are calculated using the corresponding basic shares outstanding as of the measurement date. For adjustments related to Subscriber Value and Creation Costs, please see the supplemental materials available on the Sunrun Investor Relations website at investors.sunrun.com.

(1) Cash Generation and Aggregate Creation Costs are non-GAAP financial measures. See “Non-GAAP Financial Measures” above for a discussion of these measures and reconciliations to the most directly comparable GAAP measures.

Glossary of Terms

Definitions for Volume-related Terms

Deployments represent solar or storage systems, whether sold directly to customers or subject to executed Customer Agreements (i) for which we have confirmation that the systems are installed, subject to final inspection, or (ii) in the case of certain system installations by our partners, for which we have accrued at least 80% of the expected project cost (inclusive of acquisitions of installed systems). A portion of customers have subsequently entered into Customer Agreements to obtain, or have directly purchased, additional solar or storage systems at the same host customer site, and since these represent separate assets, they are considered separate Deployments.

Customer Agreements refer to, collectively, solar or storage power purchase agreements and leases.

Subscribers represent customers subject to Customer Agreements for solar or storage systems that have been recognized as Deployments, whether or not they continue to be active.

Purchase Customers represent customers who purchased, whether outright or with proceeds from third-party loans, solar or storage systems that have been recognized as Deployments.

Customers represent aggregate Subscribers and Purchase Customers.

Subscriber Additions represent the number of Subscribers added in a period.

Purchase Customer Additions represent the number of Purchase Customers added in a period.

Customer Additions represent Subscriber Additions plus Purchase Customer Additions.

Solar Capacity Installed represents the aggregate megawatt production capacity of solar energy systems that were recognized as Deployments in a period.

Storage Capacity Installed represents the aggregate megawatt hour capacity of storage systems that were recognized as Deployments in a period.

Networked Solar Capacity represents the cumulative Solar Capacity Installed from the Company’s inception through the measurement date.

Networked Storage Capacity represents the cumulative Storage Capacity Installed from the Company’s inception through the measurement date.

Storage Attachment Rate represents Customer Additions with storage divided by total Customer Additions.

Definitions for Unit-based and Aggregate Value, Costs and Margin Terms

Subscriber Value represents Contracted Subscriber Value plus Non-contracted or Upside Subscriber Value.

Contracted Subscriber Value represents the per Subscriber present value of estimated upfront and future Contracted Cash Flows from Subscriber Additions in a period, discounted at the observed cost of capital in the period.

Non-contracted or Upside Subscriber Value represents the per Subscriber present value of estimated future Non-contracted or Upside Cash Flows from Subscribers Additions in a period, discounted at the observed cost of capital in the period.

Contracted Cash Flows represent (x) (1) scheduled payments from Subscribers during the initial terms of the Customer Agreements, (2) net proceeds from tax equity partners, (3) payments from government and utility incentive and rebate programs, (4) contracted net cash flows from grid services programs with utilities or grid operators, and (5) contracted or defined (i.e., with fixed pricing) cash flows from the sale of renewable energy credits, less (y) (1) estimated operating and maintenance costs to service the systems and replace equipment over the initial terms of the Customer Agreements, consistent with estimates by independent engineers, (2) distributions to tax equity partners in consolidated joint venture partnership flip structures, and (3) distributions to any project equity investors. For Flex Customer Agreements that allow variable billings based on the amount of electricity consumed by the Subscriber, only the minimum contracted payment is included in Contracted Cash Flows.

Non-contracted or Upside Cash Flows represent (1) net cash flows realized from either the purchase of systems by Subscribers at the end of the Customer Agreement initial terms or renewals of Customer Agreements beyond the initial terms, estimated in both cases to have equivalent value, assuming only a 30-year relationship and a contract renewal rate equal to 90% of each Subscriber’s contractual rate in effect at the end of the initial contract term, (2) non-contracted net cash flows from grid service programs with utilities and grid operators, (3) non-contracted net cash flows from the sale of renewable energy credits, and (4) contracted cash flows from FLEX Customer Agreements exceeding the minimum contracted payment. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing utility power prices. For Flex Customer Agreements that allow variable billings based on the amount of electricity consumed by the Subscriber, an assumption is made that each Subscriber’s electricity consumption increases by approximately 2% per year through the end of the initial term of the Customer Agreement and into the renewal period (if renewed), resulting in billings in excess of the minimum contracted amount (which minimums are included in Contracted Cash Flows).

Aggregate Creation Costs (Non-GAAP measure) represent total operating expenses, adjusted for certain items consistent with management’s use as a performance measure and capital expenditures, all of which are itemized in the Non-GAAP reconciliation table as provided in the Company’s quarterly earnings release. Aggregate Creation Costs may also be derived through the direct summation of certain operating expenses and capital expenditures incurred in a period, including: the following items from the cash flow statement: (i) payments for the costs of solar energy systems, plus (ii) purchases of property and equipment, less (iii) net depreciation and amortization, less (iv) stock based compensation expense; the following items from the income statement: (i) cost of customer agreements and incentives revenue, adjusted to exclude fleet servicing costs and non-cash net impairment of solar energy systems, plus (ii) sales and marketing expenses, adjusted to exclude amortization of cost to obtain customer contracts (which is the amortization of previously capitalized sales commissions), plus (iii) general and administrative expenses, plus (iv) research and development expenses; and gross additions to capitalized costs to obtain contracts (i.e., sales commissions), which are presented on the balance sheet within Other Assets. Because the sales, marketing, general and administrative costs are for activities related to the entire business, including solar energy system and product sales, the gross margin on solar energy system and product sales is reflected as a contra cost. Costs associated with certain restructuring activities and one-time items are identified and excluded.

Creation Costs represent Aggregate Creation Costs divided by Subscriber Additions.

Net Subscriber Value represents Subscriber Value less Creation Costs.

Contracted Net Subscriber Value represents Contracted Subscriber Value less Creation Costs.

Upfront Net Subscriber Value represents Contracted Subscriber Value multiplied by Advance Rate less Creation Costs.

Advance Rate or Advance Rate on Contracted Subscriber Value represents the Company’s estimated upfront proceeds, expressed as a percentage of Contracted Subscriber Value or Aggregate Contracted Subscriber Value, from project-level capital and other upfront cash flows, based on market terms and observed cost of capital in a period.

Aggregate Subscriber Value represents Subscriber Value multiplied by Subscriber Additions.

Aggregate Contracted Subscriber Value represents Contracted Subscriber Value multiplied by Subscriber Additions.

Aggregate Upfront Proceeds represent Aggregate Contracted Subscriber Value multiplied by Advance Rate. Actual project financing transaction timing for portfolios of Subscribers may occur in a period different from the period in which Subscribers are recognized, and may be executed at different terms. As such, Aggregate Upfront Proceeds are an estimate based on capital markets conditions present during each period and may differ from ultimate Proceeds Realized in respect of such Subscribers.

Proceeds Realized represents cash flows received from non-recourse financing partners in addition to upfront customer prepayments, incentives and rebates. It is calculated as the proceeds from non-controlling interests on the cash flow statement, plus the net proceeds from non-recourse debt (excluding normal non-recourse debt amortization for existing debt, as such debt is serviced by cash flows from existing solar and storage assets), plus the gross additions to deferred revenue which represents customer payments for prepaid Customer Agreements along with local rebates and incentive programs.

Net Value Creation represents Aggregate Subscriber Value less Aggregate Creation Costs.

Contracted Net Value Creation represents Aggregate Contracted Subscriber Value less Aggregate Creation Costs.

Upfront Net Value Creation represents Aggregate Upfront Proceeds less Aggregate Creation Costs.

Cash Generation (Non-GAAP measure) represents the net change in cash and restricted cash less change in restricted cash and adjusting for certain items consistent with management’s use as a performance measure, as provided in the Company’s quarterly earnings release. Cash Generation may also be derived through calculating the change in our unrestricted cash balance from our consolidated balance sheet, less net proceeds (or plus net repayments) from all recourse debt (inclusive of convertible debt), and less any primary equity issuances or net proceeds derived from employee stock award activity (or plus any stock buybacks or dividends paid to common stockholders) as presented on the Company’s consolidated statement of cash flows. The Company expects to continue to raise tax equity and asset-level non-recourse debt to fund growth, and as such, these sources of cash are included in the definition of Cash Generation. Cash Generation also excludes long- term asset or business divestitures and equity investments in external non-consolidated businesses (or less dividends or distributions received in connection with such equity investments). Restricted cash in a reserve account with a balance equal to the amount outstanding of 2026 convertible notes is considered unrestricted cash for the purposes of calculating Cash Generation.

Definitions for Gross and Net Value from Existing Customer Base Terms

Gross Earning Assets is calculated as Contracted Gross Earning Assets plus Non-contracted or Upside Gross Earning Assets.

Contracted Gross Earning Assets represents, as of any measurement date, the present value of estimated remaining Contracted Cash Flows that we expect to receive in future periods in relation to Subscribers as of the measurement date, discounted at 6%.

Non-contracted or Upside Gross Earning Assets represents, as of any measurement date, the present value of estimated Non-contracted or Upside Cash Flows that we expect to receive in future periods in relation to Subscribers as of the measurement date, discounted at 6%.

Net Earning Assets represents Gross Earning Assets, plus Total Cash, less adjusted debt and lease pass- through financing obligations, as of the measurement date. Debt is adjusted to exclude a pro-rata share of non- recourse debt associated with funds with project equity structures along with debt associated with the Company’s ITC safe harboring equipment inventory facility. Because estimated cash distributions to our project equity partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level non-recourse debt is deducted from Net Earning Assets, as such debt would be serviced from cash flows already excluded from Gross Earning Assets.

Contracted Net Earning Assets represents Net Earning Assets less Non-contracted or Upside Gross Earning Assets.

Non-contracted or Upside Net Earning Assets represents Net Earning Assets less Contracted Net Earning Assets.

Total Cash represents the total of the restricted cash balance and unrestricted cash balance from our consolidated balance sheet.

Other Terms

Annual Recurring Revenue represents revenue arising from Customer Agreements over the following twelve months for Subscribers that have met initial revenue recognition criteria as of the measurement date.

Average Contract Life Remaining represents the average number of years remaining in the initial term of Customer Agreements for Subscribers that have met revenue recognition criteria as of the measurement date.

Households Served in Low-Income Multifamily Properties represent the number of individual rental units served in low-income multi-family properties from shared solar energy systems deployed by Sunrun. Households are counted when the solar energy system has interconnected with the grid, which may differ from Deployment recognition criteria.

Positive Environmental Impact from Customers represents the estimated reduction in carbon emissions as a result of energy produced from our Networked Solar Capacity over the trailing twelve months. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool. The figure is calculated using the most recent published tool from the EPA, using the current-year avoided emission factor for distributed resources on a state by state basis. The environmental impact is estimated based on the system, regardless of whether or not Sunrun continues to own the system or any associated renewable energy credits.

Positive Expected Lifetime Environmental Impact from Customer Additions represents the estimated reduction in carbon emissions over thirty years as a result of energy produced from solar energy systems that were recognized as Deployments in a period. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool. The figure is calculated using the most recent published tool from the EPA, using the current-year avoided emission factor for distributed resources on a state by state basis, leveraging our estimated production figures for such systems, which degrade over time, and is extrapolated for 30 years. The environmental impact is estimated based on the system, regardless of whether or not Sunrun continues to own the system or any associated renewable energy credits.

Per Share Operational Metrics

The Company presents certain operating metrics on a per share basis to aid investors in understanding the scale of such operational metrics in relation to the outstanding basic share count in each period. These metrics are operational in nature and not a financial metric. These metrics are not a substitute for GAAP financials, liquidity related measures, or any financial performance metrics.

Net Value Creation, Contracted Net Value Creation, and Upfront Net Value Creation are also presented on a per share basis, calculated by dividing each metric by the weighted average basic shares outstanding for each period, as presented on the Company’s Consolidated Statements of Operations.

Net Earning Assets and Contracted Net Earning Assets are also presented on a per share basis, calculated by dividing each metric by the basic shares outstanding as of the end of each period, as presented on the Company’s Consolidated Balance Sheets.

Investor & Analyst Contacts:

Patrick Jobin
SVP, Deputy CFO & Investor Relations Officer
investors@sunrun.com

Bronson Fleig
Director, Finance & Investor Relations
investors@sunrun.com

Media Contact:

Wyatt Semanek
Director, Corporate Communications
press@sunrun.com